WWE® NETWORK BREAKS RECORD WITH NEARLY 2 MILLION SUBSCRIBERS

STAMFORD, Conn., April 3, 2017 – WWE® (NYSE: WWE) today announced that its digital subscription service, WWE Network, reached a record 1.95 million total subscribers following last night’s WrestleMania®1.  This is a 7% increase from April 4th, 2016, the day after WrestleMania last year.

“Results today demonstrate that we are effectively executing our multi-platform content strategy,” said WWE Chairman & CEO Vince McMahon. “WWE Network continues to drive transformative growth for our company and is a key element of our global content ecosystem, which includes traditional television, digital and social platforms and our direct-to-consumer service  (WWE Network).”

“With nearly 2 million total subscribers, more households than ever before watched WrestleMania on WWE Network,” said George Barrios, WWE Chief Strategy & Financial Officer. “Given the ongoing strong growth of WWE Network, we continue to expect record subscriber levels and record revenue in 2017 as we achieve targeted record profits.”

WWE Network Subscriber Highlights

•	WWE Network reached record levels of total subscribers, total domestic subscribers and total international subscribers as of April 3, 2017
•	Total domestic subscribers increased 4% to 1.45 million; total international subscribers increased 15% to 497,000 from April 4, 2016 – the day after WrestleMania last year
•	Paid subscribers reached 1.66 million (+14%), including 1.24 million domestic (+12%) and 424,000 international (+23%) subscribers as of April 3, 2017

WWE Network total subscribers at WrestleMania 33 and WrestleMania 32 (in thousands)2,  3:

	April 3, 2017	April 4, 2016%
	WrestleMania 33	WrestleMania 32	Growth
Total (Paid + Free Trial)	1,949	1,824	7%
Total Paid	1,661	1,454	14%
Total Domestic (Paid + Free Trial)	1,452	1,390	4%
Domestic Paid	1,237	1,109	12%
Total International (Paid + Free Trial)	497	434	15%
International Paid	424	345	23%

WrestleMania Engagement Milestones

•

WrestleMania broke the attendance record for the Orlando Citrus Bowl with 75,245  fans from all 50 States and 62 countries. As part of the week-long WrestleMania celebration, WWE will have an unprecedented five consecutive nights of sellouts at the Citrus Bowl and Amway Center.

•	WWE Network subscribers viewed 22.5 million hours during WrestleMania Week or 13 hours per subscriber during the week. This compares to 21.7 million hours last year, a 4% year-over-year increase

•	For the first time, WrestleMania was made available in China on a pay-per-view basis via PPTV’s digital platform
•	Digital and social media video views reached 133 million (Facebook, Twitter, Instagram, Snapchat, and YouTube), representing a 105% increase over last year
•	WrestleMania garnered a record 18 million social media fan engagements[4], up 66% from the prior year

WWE 2017 Perspective

Q1 2017:  Based upon preliminary data to date, WWE Network attracted an average of approximately 1.49 million paid subscribers over the first-quarter 2017, representing a 16% increase from the first-quarter 2016 average. The first-quarter 2017 average was in-line with guidance of 1.48 million (+/- 2%).5

During the first quarter 2017, the rise in WWE’s stock price resulted in an increase in stock compensation expense. Based on this increase and the timing of other items impacting our results, the Company currently expects (subject to the completion of its quarterly close process) that its  Adjusted OIBDA for the first quarter 2017 will be $3 million to $5 million below the previously estimated range of $23 million to $27 million. The Company anticipates that these timing elements will reverse over the coming months and is maintaining its full year Adjusted OIBDA target.

WWE is unable to provide a reconciliation of first quarter guidance to GAAP measures as, at this time, WWE cannot accurately determine all of the adjustments that would be required. The Company is evaluating certain items for the first quarter 2017 including film impairments which (subject to the completion of its quarterly close process) may result in reconciling adjustments. Further information regarding such reconciliations can be found on page 5 of this release.

Q2 2017:  If the acquisition and retention of subscribers driven by WrestleMania is consistent with the subscriber activity associated with the prior year event, the range of average paid subscribers for the second quarter 2017 would be 1.63 million (+/- 2%), representing an increase of approximately 8% from the second quarter 2016.5 As future subscriber performance may differ from prior activity, this range is provided for perspective rather than as guidance.

2017:  WWE management continues to expect the Company to achieve another year of record revenue and has targeted Adjusted OIBDA of $100 million, which would be an all-time record (up approximately 25% from 2016 Adjusted OIBDA of $80.1 million).6

Notes:

(1)	Total subscribers following WrestleMania exclude pay-per-view buys with cable and satellite providers.
(2)

Metrics reflect subscribers who are direct customers of WWE Network and subscribers reported under licensed partner agreements, which have different economic terms for the network. The impact of these subscribers on WWE Network results is reflected in the network’s average revenue per subscriber (ARPU).

(3)	Additional information regarding WWE Network subscriber levels can be found in the Company’s website presentation at corporate.wwe.com/investors.
(4)

Social media fan engagements are defined as the cumulative fan response to WWE content measured by the number of likes, comments, shares, reactions, mentions, favorites, screenshots and replies across Facebook, Twitter, Instagram and Snapchat.

(5)	Additional information regarding estimated WWE Network subscriber levels can be found in the Company’s website presentation at corporate.wwe.com/investors.
(6)

WWE is unable to provide a reconciliation of forward looking guidance to GAAP measures as, at this time, WWE cannot accurately determine the adjustments that would be required. Further information regarding such reconciliations can be found on page 5 of this release.

Additional Information

As previously announced, WWE is hosting a conference call at 3:00 p.m. ET today to provide an update on the growth of WWE Network, including the level of subscribers following WrestleMania.  All interested parties are welcome to listen to a live web cast that will be hosted through the Company’s web site at corporate.wwe.com/investors. Participants can access the conference call by dialing 855-200-4993 (toll free) or 913-489-5104 from outside the U.S. (conference ID for both lines: 4389508).

The presentation referenced during the call has been made available on the Company’s website at corporate.wwe.com/investors. A replay of the call will be available approximately two hours after the conference call concludes, and can be accessed on the Company’s web site.

About WWE Network

WWE Network  is the only place to get all WWE pay-per-view events, including WrestleMania, at no additional cost plus 24/7 programming featuring ground-breaking original series, reality shows, documentaries, classic matches, exclusive coverage of special events and the most comprehensive video-on-demand library with over 7,000 hours of content, including every WWE, WCW® and ECW® pay-per-view.

Like other digital subscription services, such as Netflix and Hulu, fans are able to sign up for WWE Network online by going to WWENetwork.com, and can watch WWE Network on their TVs through connected devices such as Sony PlayStation 3, Sony PlayStation 4, Xbox One, Xbox 360, Amazon Fire TV, Apple TV and Roku streaming devices as well as Smart TVs including Sony, Samsung and Panasonic.

For a complete listing of WWE Network availability by country and device, please click here.

About WWE

WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family friendly entertainment on its television programming, pay-per-view, digital media and publishing platforms. WWE programming reaches more than 650 million homes worldwide in 20 languages. WWE Network, the first-ever 24/7 over-the-top premium network that includes all live pay-per-views, scheduled programming and a massive video-on-demand library, is now available in almost all international markets other than the People’s Republic of China and embargoed countries.  The company is headquartered in Stamford, Conn., with offices in New York, Los Angeles, London, Mexico City, Mumbai, Shanghai, Singapore, Dubai, Munich and Tokyo.

Additional information on WWE (NYSE: WWE) can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to http://www.wwe.com/worldwide/.

Contacts:
Investors:	Michael Guido, CFA
203-352-8779
Michael.Guido@wwecorp.com

Media:	Christopher Bellitti
203-352-8759
Christopher.Bellitti@wwecorp.com

Trademarks:  All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This press release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, risks relating to: WWE Network (including the risk that we are unable to attract, retain and renew subscribers); major distribution agreements; our need to continue to develop creative and entertaining programs and events; the possibility of a decline in the popularity of our brand of sports entertainment; the continued importance of key performers and the services of Vincent K. McMahon; possible adverse changes in the regulatory atmosphere and related private sector initiatives; the highly competitive, rapidly changing and increasingly fragmented nature of the markets in which we operate and greater financial resources or marketplace presence of many of our competitors; uncertainties associated with international markets; our difficulty or inability to promote and conduct our live events and/or other businesses if we do not comply with applicable regulations; our dependence on our intellectual property rights, our need to protect those rights, and the risks of our infringement of others’ intellectual property rights; the complexity of our rights agreements across distribution mechanisms and geographical areas; potential substantial liability in the event of accidents or injuries occurring during our physically demanding events including, without limitation, claims relating to CTE; large public events as well as travel to and from such events; our feature film business; our expansion into new or complementary businesses and/or strategic investments; our computer systems and online operations; privacy norms and regulations; a possible decline in general economic conditions and disruption in financial markets; our accounts receivable; our indebtedness; litigation; our potential failure to meet market expectations for our financial performance, which could adversely affect our stock; Vincent K. McMahon exercises control over our affairs, and his interests may conflict with the holders of our Class A common stock; a substantial number of shares are eligible for sale by the McMahons and the sale, or the perception of possible sales, of those shares could lower our stock price; and the relatively small public “float” of our Class A common stock. In addition, our dividend is dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends (including under our revolving credit facility), general economic and competitive conditions and such other factors as our Board of Directors may consider relevant. Forward-looking statements made by the Company speak only as of the date made and are subject to change without any obligation on the part of the Company to update or revise them. Undue reliance should not be placed on these statements.  For more information about risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q.

World Wrestling Entertainment, Inc.

Supplemental Information - Reconciliation of 2016 Actual and 2017 Business Outlook

(In millions, except per share data; Unaudited)

Reconciliation of Adjusted OIBDA to Operating Income (GAAP)

Outlook as of
		Feb 9, 2017		Apr. 3, 2017
	2016	Q1 2017E	2017E	Q1 2017E	2017E
Adjusted OIBDA (1)	$80.1	$23 - $27	$100	$3 - $5 below the range of $23 - $27	$100
Depreciation & amortization	(24.4)	(7)	(30)	Unchanged at (7)	(30)
Film Impairments (2)	—	—	—	0 - (2)	Unable to estimate beyond the Q1 2017E of $0 - ($2)
Asset Impairments (2)	—	—	—	—	—
Gain (losses) on operating assets (2)	—	—	—	—	—
Restructuring charges (2)	—	—	—	—	—
Other operating income items (2)	—	—	—	0 - (1)	Unable to estimate beyond the Q1 2017E of $0 - ($1)
Operating income (U.S. GAAP Basis)	$55.7	Not estimable	Not estimable	Not estimable	Not estimable

(1)

WWE defines OIBDA as operating income before depreciation and amortization, excluding feature film and television production asset amortization and impairments. OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. A limitation of OIBDA is that it excludes depreciation and amortization, which represents the periodic charge for certain fixed assets and intangible assets used in generating revenues for the Company's business. OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. The Company believes that operating income is the most directly comparable GAAP financial measure to OIBDA.

Adjusted OIBDA, Adjusted Operating income, Adjusted Net income and Adjusted Earnings per share exclude certain non-recurring material items, which otherwise would impact the comparability of results between periods. These items include, but are not limited to, non-cash impairments of film, intangible and fixed assets, gains and losses on asset sales, as well as material restructuring charges.  The adjusted measures should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

The Company believes the presentation of OIBDA and Adjusted OIBDA is relevant and useful for investors because it allows investors to view our operating performance in the same primary method used by management to evaluate operating performance.  Additionally, we believe they provide a meaningful representation of operating cash flows.

(2)

Because of the nature of the footnoted items, WWE is unable to estimate the amounts of any adjustments for these items for periods after December 31, 2016 due to its inability to forecast if or when such items will occur. These items, which could be significant, are inherently unpredictable and may not be reliably quantified. The Company is evaluating certain items for the first quarter 2017, which (subject to the completion of its quarterly close process) may result in reconciling adjustments as provided in the above table.